Exhibit 23.1

EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-137592) of InterSearch Group, Inc. (the “Company”) of our report dated March 27, 2007 relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2006 included in this Annual Report on Form 10KSB.

We hereby also consent to the inclusion of our reported dated March 27, 2007, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2006, included in this Annual Report on Form 10KSB in the prospectus supplement related to the Company’s Registration Statement on Form SB-2 (No. 333-137242).

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 30, 2007